Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration No. 33-62738 on Form S-8 of our report dated June 29, 2011, with respect to the financial statements and schedule of City Holding Company 401(k) Plan and Trust included in this Annual Report on Form 11-K for the year ended December 31, 2010.

/s/ Dixon Hughes Goodman LLP

Charleston, West Virginia
June 29, 2011